                                                                    EXHIBIT 10.2



                            ASSET PURCHASE AGREEMENT

         This Agreement is dated the 1st day of April, 1996 by and among United Insurance Companies, Inc. and its insurance subsidiaries ("UICI") and PFL Life Insurance Company Bankers United Life Assurance Company, Life Investors Insurance Company of America and Monumental Life Insurance Company (hereinafter collectively referred to as the "Company") and Money Services, Inc.

         Whereas the Company and UICI have enjoyed a longstanding relationship pursuant to which certain of the Company's affiliates write insurance policies sold primarily by United Group Association ("UGA") and reinsured by UICI subsidiary insurance companies pursuant to a Reinsurance Agreement (the "UGA Reinsurance Agreement"), effective January 1, 1995 between the UICI Companies and certain of the Company's affiliates (the "UGA Business"); and

         Whereas the UGA Business is serviced and administered by employees of PFL Life Insurance Company ("PFL") located at the Insurance Center in North Richland Hills and Hurst, Texas (the "Insurance Center"); and

         Whereas the Company wishes to cease the writing of new business sold by UGA; and

         Whereas PFL wishes to divest itself of the Insurance Center; and

         Whereas UICI wishes to (1) ultimately acquire the UGA Business, (2) assume the responsibility for administering the UGA Business and the Unreinsured Business as defined in the UGA Reinsurance Agreement, except for policies issued for delivery in New York state, (3) purchase the land, buildings, furniture and equipment of the Insurance Center, (4) employ the individuals working for the Insurance Center on the Closing Date (except for employees working in the "New York Unit") and (5) issue UICI insurance subsidiaries' policies to new customers; then

         In consideration of the above recitals and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration and subject to the satisfaction or waiver of any conditions set forth in this Agreement to the closing of the transactions contemplated by this Agreement (the "Closing"), which includes the execution and delivery of any related agreements to be executed at closing, UICI and the Company hereto agree as follows:

         At the Closing:

         (a) PFL will sell and UICI will purchase the Insurance Center office building and accompanying 19.159 acres at 9151 Grapevine Highway, North Richland Hills, Texas and the assets referred to in section (b) below for $9,948,144. The terms and conditions of such purchase, other than the purchase price, will be subject to a separate contract of sale executed by the parties within fifteen (15) business days of the execution of this Agreement;

         (b) Except as specifically excluded in Exhibit A, the Company and Money Services Inc. will sell, transfer and convey and UICI will purchase all of the Company's and MSI's right, title and interest in and to the assets currently used by the Insurance Center , including those listed on Exhibit A.

         (c) The Company will assign and UICI will assume any lease obligations for equipment leased by the Company located in the above buildings including those shown on Exhibit B; and the lease obligation for the property located at 815 Trailwood, Hurst, Texas, the two storage facilities at the hangers on Cardinal, and the storage facility at Gravel Road.

         (d) To the extent permitted by contract, the Company will assign and UICI will assume all right, title and interest in and to any contracts and software licenses including those listed on Exhibit C which are associated with insurance processing by the Insurance Center provided that UICI pays any applicable fees and taxes in connection with the assignment;

         (e) The Company and Mega Life and Health Insurance Company ("Mega") shall enter into the Mega Service Agreement attached as Exhibit D, the Individual Division Service Agreement attached as Exhibit E, Amendment No. 3 to the UGA Reinsurance Agreement attached as Exhibit F, the New York Business Service Agreement attached as Exhibit G, the Long Term Care Division Service
Agreement attached as Exhibit H   and  MSI and UICI shall have entered into the
Amended and Restated Revolving Credit Agreement attached as Exhibit I (collectively, the "Related Agreements"); and

         (f) Mega, a wholly owned subsidiary of UICI, shall offer to employ all employees of the Insurance Center (except for employees of the separate "New York Unit" who shall remain employees of an affiliate of PFL), effective at 12:01 a.m. Dallas time on the date of the Closing ("Closing Date"), at the initial base compensation level (or higher) at which they were employed by PFL on the day prior to Closing. Mega shall provide welfare benefits as outlined in Exhibit J through December 31, 1996 on the same basis, terms and conditions as such benefits are provided by PFL on the day prior to Closing and thereafter on the same basis, terms and conditions as such benefits are provided to Mega's other employees. Mega shall give such employees credit for service with the Company for purpose of eligibility and vesting with respect to any benefit plan that requires service for eligibility or vesting (including the UICI ESOP plan) and for purposes of determining any pre-existing medical condition limitation or exclusion for any employee electing to be covered under the UICI indemnity plan.

         UICI agrees to include management employees located at the Insurance Center in the planning process relating to benefits to be offered to UICI employees beginning in 1997. The Company agrees to cause to amend the 401(K) profit sharing plan and its pension plan currently provided to make every eligible Insurance Center employee 100% vested in the plan benefits. The Company and UICI agree to use their best efforts to cooperate in resolving employee and benefit transition issues.

         In the event any New York employees are transferred to Mega after April 1, 1996 and before December 31, 1996, such employees will be provided welfare benefits on the same basis, terms and conditions as provided those employees of the Insurance Center employed by Mega on April 1, 1996.
Regardless of the date of transfer, Mega shall give such employees credit for service with the Company for purpose of eligibility and vesting with respect to any benefit plan that requires service for eligibility and vesting (including the UICI ESOP plan) and for purposes of determining any pre-existing medical condition limitation or exclusion for any employee electing to be covered under the UICI indemnity plan. At the time of transfer to Mega, the Company will make eligible New York employees 100% vested in the Company's 401(K) profit sharing plan and its pension plan.

         (g) The Company will transfer funds to Mega equal to the March 31, 1996 Insurance Center accounts payable balance and shall transfer $575,000 in reserves established to fund self-insured welfare benefit plans. On and after the Closing Date, Mega agrees to pay all expense disbursements and obligations under such welfare benefit plans which were previously the obligation of the Company. The accounts payable balance will not include the following items: claims cost containment, outside legal fees and the April 5, 1996 Insurance Center payroll which shall be paid directly by the Company.

         The obligation of each party to close the transaction contemplated by this Agreement shall be subject to the following conditions: (a) This Agreement and the Related Agreements will be valid and binding on the parties thereto; (b) there shall have been no event, occurrence or contractual arrangement which would materially and adversely affect the ability of a party to this Agreement or the Related Agreements to enter such agreements or perform their obligations thereunder; (c) No order or injunction has been entered which would prohibit or materially adversely affect the ability of the parties to perform their obligations under this Agreement or the Related Agreements; (d) No action, suit or other proceeding has been instituted by a third party challenging this Agreement or the transactions contemplated hereby; (e) The parties have all licenses, permits and approvals necessary to consummate the transactions contemplated hereby and perform their obligations under this Agreement and the Related Agreements.

         All of the UGA Business will be reinsured by UICI insurance subsidiaries pursuant to the UGA Reinsurance Agreement, which will be amended to reflect the following schedule:





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

================================================================================
     Calendar Year              PFL or Affiliates Share           UICI Share
- --------------------------------------------------------------------------------
  01/01/96 to 12/31/96                 42.5%                         57.5%
- --------------------------------------------------------------------------------
  01/01/97 to 12/31/97                 40.0%                         60.0%
- --------------------------------------------------------------------------------
  01/01/98 to 12/31/98                 40.0%                         60.0%
- --------------------------------------------------------------------------------
  01/01/99 to 12/31/99                 40.0%                         60.0%
- --------------------------------------------------------------------------------
  01/01/00 to 12/31/00                 40.0%                         60.0%
- --------------------------------------------------------------------------------
  01/01/01 and thereafter               0.0%                        100.0%
================================================================================



         The UGA Reinsurance Agreement will apply to all UGA Business in force as of the Closing date, all business written subsequent to the Closing date by UGA on policies issued by PFL or its affiliates and all renewals thereof (collectively "PFL Policies") UICI and PFL agree that all UGA Business written on PFL Policies will be renewed on PFL Policies until January 1, 2001. On January 1, 2001, UICI agrees that it shall use its best efforts, to the extent
legally permissible,   to cause the PFL Policies to be replaced with policies
issued by a UICI insurance subsidiary on renewal, or UICI will use its best efforts to cause one of its insurance subsidiaries to novate so as to substitute a UICI insurance subsidiary as the insurer on the PFL Policies through assumption reinsurance ("Novate or Novation"). UICI agrees that such replacements or Novations will comply with all applicable laws, rules and regulations. In the event a state does not allow for such novation, the UGA Reinsurance Agreement shall remain in effect with UICI 100% reinsuring the policies. If, despite UICI's best efforts, it is unable to cause such Novation or replacement of the PFL Policies by January 1, 2001, UICI agrees to amend the UGA Reinsurance Agreement so as to substitute a UICI company licensed in those states where policies have not been novated or replaced. Notwithstanding the above, the parties agree if such replacement or Novation would adversely affect the authority of the Company or UICI insurance subsidiaries, then the Company shall have the authority to cancel such business. On or after January 1, 2001 in regard to the business sold in New York on policies issued by a PFL affiliate (the "New York Business"), PFL and it affiliates shall in their discretion, have the option to cancel such Policies to the extent legally permissible.

         In the event UICI does not cause such replacement or Novation in regard to the PFL Policies and state or federal laws or regulations are modified to such an extent to cause the Company significant problems in any particular jurisdiction, the Company after consultation with UICI, shall, in its discretion, have the option to cancel such Policies to the extent legally permissible. The Company and UICI will mutually agree to a financial resolution for UICI prior to such cancellation.

         As soon as possible, but no later than March 31, 2001, ("Payment Date") UICI will make a lump sum payment to the Company which will compensate them for the reduction from 40.0% to 0.0% of the UGA Business then in force. The amount of the lump sum payment shall be the present value of future profits but not less than zero for the next seven years (January 1, 2001 through December 31, 2007) on the 40.0% share of the UGA Business which does not include the New York Business (not including the business identified in the UGA Reinsurance Agreement as Divisions 7,8,9, and 14) attributable to the Company and its affiliates plus interest at the interest rate set forth in the formula below from January 1, 2001 until the date of such payment. The present value will be based on the following formula:

12/31/2000 or Change of Control Formula

# of months

through

12/31/2007

SUM  (1/1.2)t/12  x  { [EP x (1-MLR)t x (1-COMM - PT - GFA - LR - 6% )]  +  [I
x V x (1-MLR)t]}

t = 1

EP           =   Monthly Earned Premium for December, 2000 (or Monthly Earned
                 Premium for month preceeding change of control, if earlier ) x
                 40%

MLR          =   Monthly Lapse Rate

COMM         =   Commission Rate Percentage

PT           =   Premium Tax Percentage

GFA          =   Guaranty Fund Assessment Percentage

LR           =   Incurred Claim Loss Ratio Percentage

V            =   Appropriate Reserves transferred at December 31, 2000
                 (or the change of control date) x 40%

I            =   (3 year Treasury Bill + 110 basis points) at December 31, 2000
                 (or the change in control date)

         For purposes of the above formula, commission, premium tax, guaranty fund assessment, claim cost containment expense percentage, monthly lapse rate and incurred claim loss ratio percentages are averages for the prior 12 month period preceeding 12/31/2000 (or the change of control date) after adjusting reserves to Appropriate Reserves, as hereinafter defined. Incurred claim loss ratio will include legal settlements and associated legal fees. The above formula may be adjusted for the changes in state or federal laws or regulations, if mutually agreed upon by the parties.

         It is agreed that the lump sum payment contemplated by this Agreement will not relieve PFL or its affiliates of their proportional share of liability for judgments, settlements and all expenses with respect to lawsuits pending on the UGA Reinsured Business as of January 1, 2001 or lawsuits filed after December 31, 2000 (or change of control date) provided notification in writing is sent to the insured of a denial of the claim in question before January 1, 2001 (the "Pending Claims"). The proportional share of the





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
Company's liability shall be (1 - the applicable Reinsurance Ceded Percentage) as of December 31, 2000 (or change of control date) with respect to the lawsuit giving rise to such judgment or settlement.

         On the Payment Date (or 60 days after the change of control as hereinafter set forth), the Company shall transfer cash in an amount equal to the Appropriate Reserve (as hereinafter defined) liability to the UICI companies with respect to the UGA Business plus interest at the interest rate set forth in the above formula from January 1, 2001 to the date of such transfer. Reserves to be transferred shall be best estimates of: claim liabilities, active life reserves, unearned premium reserves and any other reserves for policy assets or liabilities, regardless of how classified, each determined with no provisions for the following: adverse deviation, claims processing expenses, or amounts held in the aggregate for lawsuits pending as of January 1, 2001 (or on the change of control as hereinafter set forth), (the "Appropriate Reserves"). Exhibit K sets forth an example of the calculation to be used in making such determination. Except for judgments and settlements with respect to lawsuits pending on January 1, 2001 and Pending Claims (or on the change of control as hereinafter set forth), effective January 1, 2001 (or on the change of control as hereinafter set forth), the UICI companies shall be liable for all claims, losses and litigation with respect to the Policies acquired regardless of the date incurred.

         At the end of a two year period following the transfer of the Appropriate Reserves, the portion of Appropriate Reserves related to claim liabilities transferred, will be compared to claims incurred (i.e. actual cash payments made to policyholders during such two years plus a then current reserve determined on the same basis as the Appropriate Reserve) prior to January 1, 2001 (or change of control as hereinafter set forth). Any shortfall from the amount transferred on the Payment Date will be paid by the Company to UICI, any excess amount will be reimbursed to the Company by UICI. Current practices used by the Insurance Center for establishing incurred dates will be maintained.

         UICI will refile on to forms of duly licensed UICI subsidiaries those insurance products sold by UGA and written as of the Closing date on PFL Policies in a prompt and reasonable manner. As state policy form and rate filings are approved for UICI insurance subsidiaries, the Insurance Center will discontinue issuing PFL Policies to new customers (i.e., customers not then insured under a PFL Policy sold by UGA) and will begin to issue policies of UICI insurance subsidiaries which have been approved for use in the applicable state. Once UICI insurance subsidiaries' forms and rates have been approved in all states except New York, UICI will issue 100% of the business written for new customers on its insurance subsidiaries' policies. Every reasonable effort will be made by UICI to secure policy approvals and to begin the writing of all business for new customers on UICI insurance subsidiaries' policies prior to December 31, 1996. No policies of the Company will be issued to new UGA Business customers after April 1, 1997, except with written permission from the Company. No PFL Policies, other than those policy types being sold and serviced at the Insurance Center as of the Closing Date, will be sold by UGA to new UGA Business customers after April 1, 1996 except for those written pursuant to agreements with other Divisions of the Company. This restriction shall not prohibit UICI from adding, in the ordinary course of business, new certificateholders or enrollees to existing PFL Policies until January 1, 2001 unless the Company provides specific written permission after that date.

         UICI agrees to defend, indemnify and hold harmless the Company, its affiliates, officers, directors and employees with respect to any and all losses, damages, claims or expenses, including reasonable attorney fees which the Company, its affiliates, officers, directors and employees may incur arising from any and all lawsuits by agents of UGA or New United Agency and their predecessors and successors filed after January 1, 2001 against the Company, its affiliates, officers, directors or employees based on actions or failure to act of UGA or NUA or their affiliates, officers, directors or employees. UICI shall be responsible for all costs and expenses associated with the transfer or failure to transfer to UICI of any software licenses listed in Exhibit C.

         During the period in which the Company remains liable under any policies sold by UGA or administered by UICI or its affiliates, UICI will comply and will cause its affiliates to comply with all applicable laws and regulations. Any fines, judgments, legal fees or other costs arising from the defense or settlement of actions relating to this business (including lawsuits pending January 1, 2001 and lawsuits resulting from Pending Claims) shall be charged to each company's share of profits. The amount charged the Company for any given year will be limited to its share of the current year's profits, and any deficit may be carried forward to be deducted from future years' profits, including amounts paid or payable by UICI to Company on the Payment Date.

         During the period from April 1, 1996 to January 1, 2001, UICI will continue to calculate profits on a basis consistent with practices prior to the date of Closing except as modified above, with the business written on policies issued by the Company to be segregated and tracked separately. The administration fee to be charged against this business will be the proportional share of actual expenses based on earned premiums net of returns and net of student health premiums for the period from April 1, 1996 to December 31, 1996 and will be 6.0% of earned premiums from January 1, 1997 to December 31, 2000, as more fully set forth in the Mega Service Agreement. The 6.0% administration fee may be adjusted during those years by mutual consent if future laws, regulations or unforeseen events cause actual expenses to materially increase or decrease.

         UICI agrees that its insurance subsidiaries will use best efforts consistent with past practices not to cause any policy issued by the Company to be cancelled or rewritten onto policies issued by UICI insurance subsidiaries or others before January 1, 2001, provided however, in the event that future laws, regulations or unforeseen events require significant revisions in the policy design, then Mega shall issue replacement policies to the extent allowed by law or state regulation. If the Company notifies UICI of such cancellation or replacement practices, UICI agrees to take corrective action within sixty days of such notice. In the event the Company would be required to issue state mandated basic or standard plan on or after April 1, 1997, Mega would also offer such plan to the prospective customer to the extent allowed by state law or regulation.

         UICI will maintain its share of the claim reserves and active life reserves in a custodial account on behalf of the Company for the business written on their policies in a manner consistent with past practice.

         In the event that any entity other than Ronald Jensen (or his immediate family) or management and employees of UICI shall gain ownership of 50% or more of the UICI voting stock, then the Company shall have the right to accelerate the January 1, 2001 lump sum payment to a then current date and value using the formula set forth above for calculation of the payment amount, which shall be equal to the then present value of future profits through December 31, 2007. Additionally, any other requirements to be met at termination shall be accelerated to the date of the change of control.

         The group commonly known as the Insurance Center Management Board shall continue to meet on a quarterly basis until January 1, 2001 unless the parties otherwise mutually agree. The board membership will continue to consist of the same representatives as on the date of Closing and UICI shall appoint an additional representative to the board. The parties may replace their own representatives as they deem necessary.

         This Agreement is subject to the approval of the UICI board of directors and the approval of the PFL board of directors and any regulatory agency having jurisdiction over this transaction.

         In the event of a dispute between the parties, the arbitration provisions contained in the UGA Reinsurance Agreement shall be applicable hereto.

         The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Iowa without giving effect to Iowa's conflicts of law principles.

         In witness whereof, the parties hereto by their duly authorized representatives have caused this Agreement to be executed as of the date first written above.

         This Agreement is executed as of the date and year first above written.





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
UNITED INSURANCE COMPANIES, INC.

BY: /s/ Richard J. Estell
   -----------------------------------
    Name:   Richard J. Estell
    Title:  Executive Vice President and COO

MEGA LIFE AND HEALTH INSURANCE COMPANY

BY: /s/ Richard J. Estell
   -----------------------------------
    Name:   Richard J. Estell
    Title:  President

PFL LIFE INSURANCE COMPANY

BY: /s/ Rex B. Eno
   -----------------------------------
    Name:   Rex B. Eno
    Title:  Executive Vice President

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

BY: /s/ Rex B. Eno
   -----------------------------------
    Name:   Rex B. Eno
    Title:  Chairman of the Board and President

BANKERS UNITED LIFE ASSURANCE COMPANY

BY: /s/ Rex B. Eno
   -----------------------------------
    Name:   Rex B. Eno
    Title:  Executive Vice President

MONUMENTAL LIFE INSURANCE COMPANY

BY: /s/ Rex B. Eno
   -----------------------------------
    Name:   Rex B. Eno
    Title:  Executive Vice President





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
MONEY SERVICES, INC.

BY: /s/ Rex B. Eno
   -----------------------------------
    Name:   Rex B. Eno
    Title:  Executive Vice President





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